Exhibit 99.1

FORESTAR REPORTS FISCAL 2024 THIRD QUARTER RESULTS

ARLINGTON, Texas (Business Wire) - July 18, 2024 — Forestar Group Inc. (“Forestar”) (NYSE: FOR), a leading national residential lot developer, today reported financial results for its third fiscal quarter ended June 30, 2024.

Fiscal 2024 Third Quarter Highlights
All comparisons are year-over-year

•Net income of $38.7 million or $0.76 per diluted share
•Pre-tax income of $51.6 million, with a pre-tax profit margin of 16.2%
•Consolidated revenues of $318.4 million on 3,255 lots sold
•Owned and controlled lots increased 40% to 102,100 lots
•Return on equity expanded 190 basis points to 13.8% for the trailing twelve months ended June 30, 2024
•Book value per share increased 15% to $29.87
•Net debt to total capital ratio of 18.7%

Financial Results
Net income for the third quarter of fiscal 2024 decreased 17% to $38.7 million, or $0.76 per diluted share, compared to $46.8 million, or $0.93 per diluted share, in the same quarter of fiscal 2023. Pre-tax income for the quarter decreased 17% to $51.6 million from $62.4 million in the same quarter of fiscal 2023. Revenues for the quarter decreased 14% to $318.4 million from $368.9 million in the same quarter of fiscal 2023.

For the nine months ended June 30, 2024 net income increased 29% to $121.8 million, or $2.40 per diluted share, compared to $94.5 million, or $1.89 per diluted share, in the same period of fiscal 2023. Pre-tax income for the nine months ended June 30, 2024 increased 28% to $161.6 million from $126.2 million in the same period of fiscal 2023. Pre-tax income for the nine months ended June 30, 2023 includes $19.4 million of pre-tax real estate impairment charges to cost of sales. Revenues for the first nine months of fiscal 2024 increased 8% to $958.0 million from $887.1 million in the same period of fiscal 2023.

The Company’s return on equity was 13.8% for the trailing twelve months ended June 30, 2024 compared to 11.7% for the prior year period. Return on equity is calculated as net income for the trailing twelve months divided by average stockholders’ equity, where average stockholders’ equity is the sum of ending stockholders’ equity balances of the trailing five quarters divided by five.

Operational Results
Lots sold during the third quarter decreased 15% to 3,255 lots compared to 3,812 lots in the same quarter of fiscal 2023. During the third quarter of fiscal 2024, Forestar sold 352 lots to customers other than D.R. Horton, Inc. (“D.R. Horton”), compared to 625 lots in the prior year quarter. In the prior year quarter, lots sold to customers other than D.R. Horton includes 105 lots that were sold to a lot banker who expected to sell those lots to D.R. Horton at a future date.

Lots sold during the nine months ended June 30, 2024 increased 7% to 9,694 lots compared to 9,054 lots in the same period of fiscal 2023. 852 lots were sold to customers other than D.R. Horton during the nine months ended June 30, 2024 compared to 1,107 lots in the same period of fiscal 2023. Lots sold to customers other than D.R. Horton in the nine months ended June 30, 2024 includes 124 lots that were sold to a lot banker who expects to sell those lots to D.R. Horton at a future date compared to 252 lots in the prior year period.

The Company’s lot position at June 30, 2024 increased 40% to 102,100 lots, of which 57,900 were owned and 44,200 were controlled through land and lot purchase contracts compared to 73,000 lots, of which 53,700 were owned and 19,300 were controlled through purchase contracts at June 30, 2023. Lots owned at June 30, 2024 includes 5,900 that are fully developed. Of the Company’s owned lot position at June 30, 2024, 20,400 lots, or 35%, were under contract to be sold, representing approximately $1.8 billion of future revenue. Another 16,700 lots, or 29%, of the Company’s owned lots were subject to a right of first offer to D.R. Horton based on executed purchase and sale agreements at June 30, 2024.

Capital Structure, Leverage and Liquidity
During the nine months ended June 30, 2024, the Company issued 546,174 shares of common stock under its at-the-market equity offering program for proceeds of $19.7 million, net of commissions and other issuance costs.

Forestar ended the quarter with $359.2 million of unrestricted cash and $385.2 million of available borrowing capacity on its senior unsecured revolving credit facility for total liquidity of $744.4 million. Debt at June 30, 2024 totaled $706.1 million, with no senior note maturities until fiscal 2026. The Company’s net debt to total capital ratio at the end of the quarter was 18.7%. Net debt to total capital consists of debt net of unrestricted cash divided by stockholders’ equity plus debt net of unrestricted cash.

Outlook
Donald J. Tomnitz, Chairman of the Board, said, “Demand for finished lots remained solid during the third quarter of fiscal 2024. The team delivered 3,255 lots generating $318.4 million of revenue during the quarter, which was in line with our expectations. Forestar maintained strong profitability with a pre-tax profit margin of 16.2% and delivered attractive double-digit returns.

“The supply of vacant developed lots, particularly at affordable price points, continues to be constrained across most of the country, and Forestar is uniquely positioned to take advantage of the shortage of finished lots for the homebuilding industry. Based on our fiscal year-to-date results and expectations for the fourth quarter, in fiscal 2024, we now expect to deliver between expect to deliver between 14,600 and 15,100 lots compared to prior guidance of delivering between 14,500 and 15,500 lots. We still expect to generate $1.4 billion to $1.5 billion in revenue.

“We remain focused on growing our platform, turning our inventory, maximizing returns and consolidating market share in the highly fragmented lot development industry. Our contracted backlog, strong balance sheet and ample liquidity position us to continue gaining market share and invest in land opportunities to drive our future growth. We will maintain our disciplined approach to capital allocation to enhance the long-term value of Forestar.”

Conference Call and Webcast Details
The Company will host a conference call today (Thursday, July 18) at 5:00 p.m. Eastern Time. The dial-in number is 888-506-0062, the entry code is 893213 and the call will also be webcast from the Company’s website at investor.forestar.com.

About Forestar Group Inc.
Forestar Group Inc. is a residential lot development company with operations in 60 markets and 24 states. Based in Arlington, Texas, the Company delivered more than 14,600 residential lots during the twelve-month period ended June 30, 2024. Forestar is a majority-owned subsidiary of D.R. Horton, the largest homebuilder by volume in the United States since 2002.

Forward-Looking Statements

Portions of this document may constitute “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Although Forestar believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to Forestar on the date this release was issued. Forestar does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements in this release include the supply of vacant developed lots, particularly at affordable price points, continues to be constrained across most of the country; Forestar is uniquely positioned to take advantage of the shortage of finished lots for the homebuilding industry; in fiscal 2024, we now expect to deliver between 14,600 and 15,100 lots compared to prior guidance of delivering between 14,500 and 15,500 lots; and we still expect to generate $1.4 billion to $1.5 billion in revenue. Forward-looking statements also include we remain focused on growing our platform, turning our inventory, maximizing returns and consolidating market share in the highly fragmented lot development industry; our contracted backlog, strong balance sheet and ample liquidity position us to continue gaining market share and invest in land opportunities to drive our future growth; and we will maintain our disciplined approach to capital allocation to enhance the long-term value of Forestar.

Factors that may cause the actual results to be materially different from the future results expressed by the forward-looking statements include, but are not limited to: the effect of D.R. Horton’s controlling level of ownership on us and the holders of our securities; our ability to realize the potential benefits of the strategic relationship with D.R. Horton; the effect of our strategic relationship with D.R. Horton on our ability to maintain relationships with our customers; the cyclical nature of the homebuilding and lot development industries and changes in economic, real estate and other conditions; the impact of significant inflation, higher interest rates or deflation; supply shortages and other risks of acquiring land, construction materials and skilled labor; the effects of public health issues such as a major epidemic or pandemic on the economy and our business; the impacts of weather conditions and natural disasters; health and safety incidents relating to our operations; our ability to obtain or the availability of surety bonds to secure our performance related to construction and development activities and the pricing of bonds; the strength of our information technology systems and the risk of cybersecurity breaches and our ability to satisfy privacy and data protection laws and regulations; the impact of governmental policies, laws or regulations and actions or restrictions of regulatory agencies; our ability to achieve our strategic initiatives; continuing liabilities related to assets that have been sold; the cost and availability of property suitable for residential lot development; general economic, market or business conditions where our real estate activities are concentrated; our dependence on relationships with national, regional and local homebuilders; competitive conditions in our industry; obtaining reimbursements and other payments from governmental districts and other agencies and timing of such payments; our ability to succeed in new markets; the conditions of the capital markets and our ability to raise capital to fund expected growth; our ability to manage and service our debt and comply with our debt covenants, restrictions and limitations; the volatility of the market price and trading volume of our common stock; and our ability to hire and retain key personnel. Additional information about issues that could lead to material changes in performance is contained in Forestar’s annual report on Form 10-K and its most recent quarterly report on Form 10-Q, both of which are filed with the Securities and Exchange Commission.

Contact
Katie Smith, 817-769-1860
Vice President of Finance & Investor Relations
InvestorRelations@forestar.com

FORESTAR GROUP INC.
Consolidated Balance Sheets
(Unaudited)

	June 30, 2024	September 30, 2023
	(In millions, except share data)
ASSETS
Cash and cash equivalents	$359.2	$616.0
Real estate	2,238.7	1,790.3
Investment in unconsolidated ventures	0.3	0.5
Property and equipment, net	6.5	5.9
Other assets	70.3	58.0
Total assets	$2,675.0	$2,470.7
LIABILITIES
Accounts payable	$70.9	$68.4
Accrued development costs	112.5	104.1
Earnest money on sales contracts	163.8	121.4
Deferred tax liability, net	52.8	50.7
Accrued expenses and other liabilities	56.0	61.2
Debt	706.1	695.0
Total liabilities	1,162.1	1,100.8
EQUITY
Common stock, par value $1.00 per share, 200,000,000 authorized shares, 50,607,995 and 49,903,713 shares issued and outstanding at June 30, 2024 and September 30, 2023, respectively	50.6	49.9
Additional paid-in capital	664.6	644.2
Retained earnings	796.7	674.8
Stockholders' equity	1,511.9	1,368.9
Noncontrolling interests	1.0	1.0
Total equity	1,512.9	1,369.9
Total liabilities and equity	$2,675.0	$2,470.7

FORESTAR GROUP INC.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2024	2023	2024	2023
	(In millions, except per share amounts)
Revenues	$318.4	$368.9	$958.0	$887.1
Cost of sales	246.9	283.9	730.6	698.7
Selling, general and administrative expense	29.3	26.4	86.5	71.3
Gain on sale of assets	(5.0)	—	(5.0)	(1.6)
Interest and other income	(4.4)	(3.8)	(15.7)	(7.5)
Income before income taxes	51.6	62.4	161.6	126.2
Income tax expense	12.9	15.6	39.8	31.7
Net income	$38.7	$46.8	$121.8	$94.5

Basic net income per common share	$0.76	$0.94	$2.42	$1.89
Weighted average number of common shares	50.8	50.1	50.3	50.0

Diluted net income per common share	$0.76	$0.93	$2.40	$1.89
Adjusted weighted average number of common shares	51.1	50.2	50.7	50.0

FORESTAR GROUP INC.
Revenues, Residential Lots Sold and Lot Position

	REVENUES
	Three Months Ended June 30,		Nine Months Ended June 30,
	2024	2023	2024	2023
	(In millions)
Residential lot sales:
Development projects	$295.7	$334.2	$922.3	$790.3
Lot banking projects	10.3	—	11.0	—
(Increase) decrease in contract liabilities	(0.2)	0.6	2.6	4.0
	305.8	334.8	935.9	794.3
Deferred development projects	0.5	10.3	3.5	24.6
	306.3	345.1	939.4	818.9
Tract sales and other	12.1	23.8	18.6	68.2
Total revenues	$318.4	$368.9	$958.0	$887.1

	RESIDENTIAL LOTS SOLD
	Three Months Ended June 30,		Nine Months Ended June 30,
	2024	2023	2024	2023
Development projects	3,163	3,812	9,593	9,054
Lot banking projects	92	—	101	—
	3,255	3,812	9,694	9,054

Average sales price per lot (1)	$94,000	$87,700	$96,300	$87,300

			LOT POSITION
			June 30, 2024	September 30, 2023
Lots owned			57,900	52,400
Lots controlled under land and lot purchase contracts			44,200	26,800
Total lots owned and controlled			102,100	79,200

Owned lots under contract to sell to D.R. Horton			19,500	14,400
Owned lots under contract to customers other than D.R. Horton			900	600
Total owned lots under contract			20,400	15,000

Owned lots subject to right of first offer with D.R. Horton based on executed purchase and sale agreements			16,700	17,000
Owned lots fully developed			5,900	6,400
Owned lots fully developed related to lot banking			300	—
_____________
(1)Excludes any impact from change in contract liabilities.